Merrill Lynch Bank USA
15 W. South Temple, Suite 300
Salt Lake City. Utah 84101
801 526 8300
800 635 5281
FAX 801 521 6466
[Merrill Lynch Logo]
Management's Certification Regarding Compliance with Securities and Exchange
Commission Regulation AB Servicing Criteria
1.
Merrill Lynch Bank, USA (the "Administrator") is responsible for assessing its compliance with the servicing criteria under paragraph (d) of Item 1122 of the Securities and Exchange Commissions' Regulation
AB, except for sections 1122(d)(1), (d)(2)(iii),(iv), (vi), (d)(3)(i) and (d)(4), which are not applicable to the activities the Administrator performs with respect to the Securitization, as of December 31, 2007, and for the
period June 11, 2007 through December 31, 2007. The Securitization is comprised of a portfolio of auto loans in a public securitization closed during June 2007 (MATS 2007-1);
2. Except as set forth in paragraph 1 above, the Administrator used the criteria set forth in paragraph (d)
of item 1122 AB to assess the compliance with the applicable servicing criteria;
3. The Administrator has complied, in all material respects, with the applicable servicing criteria as of and for the period ended December 31, 2007.
4. Deloitte & Touche LLP has issued an attestation report on the Administrator's assessment of compliance with the applicable servicing criteria as of and for the period ending December 31, 2007.
March 7, 2008
Merrill Lynch Bank, USA
/s/ Joseph Sandford
Joseph Sandford
First Vice President, Operations
Member FDIC